DRC RESOURCES CORPORATION

PRESS RELEASE

Name Change to New Gold Inc. Effective June 1, 2005

Notice of Exploration Update

May 26 2005, Vancouver, British Columbia – DRC Resources Corporation (DRC:TSX; DRJ:AMEX) is pleased to announce that, effective June 1, 2005 the Company will change its name to New Gold Inc.  Shareholders approved the name change at the Company’s recent annual meeting held in Vancouver on May 4, 2005.  With all regulatory requirements now satisfied the Company will be making the name change on the above noted date.  New Gold Inc. will trade on both the American Stock Exchange (AMEX) and Toronto Stock Exchange (TSX) under the symbol NGD.

President and CEO, Chris Bradbrook, commented, “We are excited by our new name and feel it is representative of the Company’s evolution and our ability to offer a new investment opportunity through the exploration and potential development of a new copper-gold resource at our Afton Project, Kamloops, British Columbia, Canada.”

The Company is also pleased to announce that it is currently completing the compilation of the first complete sectional set of underground diamond drill results at its 100%-owned Afton Copper-Gold Project, and anticipates being able to provide a detailed update on this first section early in the week of May 30, 2005.  These results will be the first from the ongoing 20,000 metre program of underground drilling.  The program is designed to better define the extent and distribution of the copper-gold mineralization such that (in conjunction with the completion of a positive feasibility study) the current resources can be converted to reserves.  The information gathered from the ongoing underground program (which in addition to the drilling, includes completion of 2,000 metres of underground drifting) will be used to complete the feasibility study, which will analyze the capital requirements and potential economics of developing a new underground mine.

To date, at the Afton Project, the Company has outlined a Measured and Indicated Mineral Resource of 68.7 Million Tonnes grading 1.68% Copper Equivalent or 2.61g/t Gold Equivalent (1.08% Cu, 0.85 g/t Au, 2.62 g/t Ag, 0.12 g/t Pd), which contains approximately 1.6 billion pounds of copper, and 1.9 million ounces of gold (Advanced Scoping Study, February 2004, Behre Dolbear and Company Ltd.).  The 2004 advanced scoping study suggested that the project has very attractive economics at metal prices as low as US$0.85 per lb copper, and US$375 per ounce gold.  According to the British Columbia Ministry of Energy & Mines, the Afton Project is the largest advanced stage exploration project in South Central B.C.

DRC is in excellent financial condition with cash of more than $21 million (at 31/03/05) and no debt.  The company has only 14.4 million shares outstanding and 16.2 million shares fully diluted.

For further information on DRC Resources and the Afton Project, please contact:

Chris Bradbrook

President and Chief Executive Officer

DRC Resources Corporation

601 - 595 Howe Street, Vancouver, B.C. V6C 2T5
Tel: 604-687-1629, Fax: 604-687-2845
Email: drcresources@uniserve.com
Website: www.drcresources.com

Safe Harbor Statement under the United States Private Securities Litigation Act of 1995:  This release made may contain forward-looking statements that are affected by known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed, implied or anticipated by such forward-looking statements.  Such forward-looking statements herein represent management’s best judgment as of the date hereof based on information currently available.  The Company does not intend to update this information and disclaims any legal liability to the contrary. Cautionary Note to U.S. Investors concerning resource estimates.  This press release discusses the results of a scoping study, which is a “preliminary assessment” as defined in the Canadian NI 43-101, under which the use of inferred mineral resources is permitted under certain circumstances. The U.S. Securities and Exchange Commission regulations do not recognize any circumstances in which inferred mineral resources may be so used.  U.S. investors are cautioned not to assume that any part or all of an inferred resource category described as a ‘resource falling within the mine plan’ will ever be converted into ‘reserves’ within the definition of that term in SEC Industry Guide 7.  Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources.  This section uses the terms “measured” and “indicated resources.”  We advise U.S. investors that, while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

WARNING:  The Company relies upon litigation protection for "forward-looking" statements.